Exhibit 10.1

892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

July 6, 2018

Klaus Oestermann

[Address Intentionally Omitted]

Dear Klaus:

It is our pleasure to offer you the full-time position of President and Chief Operating Officer of Proofpoint, Inc. (the “Company”) effective July 9, 2018 (the “Employment Date”). This letter agreement (“Agreement”) will set forth the terms of your employment. As President and Chief Operating Officer, you will be reporting to the Chief Executive Officer of the Company, and you will be appointed to the Board of Directors of the Company (the “Board”) on the Employment Date. You will be expected to diligently perform various duties consistent with your position. You will work at our headquarters office, which is located in Sunnyvale, California.

1.                   Duties. You will be expected to devote your full working time and attention to the business of the Company, and you will not render services to any other business without the prior written approval of the Board. Notwithstanding the foregoing, you may manage personal investments, participate in civic, charitable, professional and academic activities and, subject to prior written approval by the Board, serve on the board of directors (and any committees) and/or as an advisor of other not-for-profit or for-profit entities, provided that such activities do not at the time the activity or activities commence or thereafter (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company. You agree to resign as a director of the Company at such time as your employment with the Company terminates for any reason, except as otherwise specifically requested by the Board.

2.                   Compensation

a.              Salary. Commencing on your Employment Date, your annual base salary will be $500,000 less payroll deductions and all required withholdings. You will be paid semi-monthly on the Company’s regular payroll dates (less payroll deductions and all required withholdings), subject to periodic review and adjustment by the Compensation Committee of the Board (the “Compensation Committee”).

Variable Compensation. Variable compensation is a key element of Proofpoint’s Total Rewards program. The position you are filling qualifies you to participate in the 2018 Proofpoint Executive Corporate Bonus Plan with a target of 100% of your base salary as President and Chief Operating Officer, prorated to take account of a portion of the Company’s fiscal year commencing with the Employment Date and ending on December 31, 2018. Actual funding and payment amounts are contingent on corporate performance and you meeting your individual MBOs. This annual bonus, its associated payment amount and format (delivery method) is subject to the terms and conditions of the 2018 Proofpoint Executive Corporate Bonus Plan adopted by the Compensation Committee on December 8, 2017. The Company reserves the right to change, amend or cancel this program at any time. Payment of any bonus will be made in each case subject to your

892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

continued employment with the Company through the applicable payment date and is payable at the same time the Company pays annual bonuses to other executive officers for fiscal year 2018.

b.              Benefits. You will be eligible to participate in the Company’s benefit programs and plans offered to our employees who work more than 30 hours per week (medical, dental, vision, life insurance, disability insurances, 401(k), sick leave and paid time off, etc.) in accordance with the terms of the respective benefit plans; provided that the Company reserves the right to change or modify such benefits or benefit plans in its sole discretion.

c.               Equity. You will receive equity grants in shares of Proofpoint Common Stock as set forth below.

(a)                                 Time-Based Restricted Stock Units. On the Employment Date, you will receive a grant of restricted stock units having a grant value equal to $10 million (the “Time-Based Grant”) under the Company’s 2012 Equity Incentive Plan (the “Plan”), with the number of restricted stock units subject to the Time-Based Grant determined by dividing $10 million by the average closing price of the Company’s Common Stock on The Nasdaq Stock Market for the thirty (30) trading days ending on the day before the Employment Date (rounded down to the next number of whole shares of the Company’s Common Stock). Except as otherwise provided by this Agreement, the Time-Based Grant will be subject to the terms and conditions of the Company’s standard form of Restricted Stock Unit Agreement. The Time-Based Grant shall vest over four (4) years at the rate of twenty-five percent (25%) of the total number of shares subject to the Time-Based Grant vesting annually on each of the first, second, third and fourth anniversaries of the Employment Date, subject to your continued service with the Company on each such vesting date.

(b)                                 Performance-Based Restricted Stock Units. On the Employment Date, you will receive a grant of performance-based restricted stock units having a grant date value equal to $10 million (the “PSU Grant”) under the Plan, (i) with performance measurements with respect to $3 million of such PSU Grant based on the 2018 Executive PRSU Program measurements and other terms approved by the Company’s Compensation Committee on December 8, 2017 for the performance-based restricted stock units subsequently granted to other senior executives of the Company; (ii) with performance measurements with respect to $7 million of such PSU Grant based on the 2018 Executive PRSU Program measurements and other terms approved by the Company’s Compensation Committee on December 8, 2017 for the performance-based restricted stock units subsequently granted to other senior executives of the Company, but with the four (4) year Performance Period commencing on July 1, 2018 and with the pro-rata vested amount (upon certification of milestone attainment) measured against a four (4) year period commencing on July 1, 2018; and (iii) with the number of performance-based restricted stock units subject to the PSU Grant determined by dividing $3 million or $7 million (as the case may be) by the average closing price of the Company’s Common Stock on The Nasdaq Stock Market for the thirty (30) trading days ending on the day before the Employment Date (rounded down to the next number of whole shares of the Company’s Common Stock).

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892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

(c)                                  Employee Stock Purchase Plan (ESPP). If you are regularly scheduled to work 20 or more hours per week you will also be eligible to participate in the Company’s ESPP program. ESPP enrollment is available in May and November of each calendar year.

3.                   Termination of Employment. Within three (3) days following the Employment Date, the Company will enter into a Change in Control and Severance Agreement (the “CIC Agreement”) with you in the form attached hereto as Exhibit A; provided, however, that (a) your cash severance and health benefits under Sections 2 and 3 of such CIC Agreement will be for twelve months rather than six months; (b) any equity awards (including with respect to any equity awards subject to performance-based vesting for which the applicable performance criteria are satisfied as of the date of termination, irrespective of whether a determination as to achievement has been made by termination) shall accelerate and become vested and exercisable as if you had completed an additional twelve (12) months of service upon any termination qualifying you for cash severance benefits under Section 2 of such CIC Agreement without regard to when such termination occurs; (c) any equity awards (including with respect to any equity awards subject to performance-based vesting, vesting at target level) shall accelerate and become vested and exercisable (i) in full if the execution of a definitive agreement to effect a Change in Control (as defined in the CIC Agreement) occurs six (6) months or more after your Employment Date (ii) as to fifty (50%) percent of unvested shares subject to any equity awards if the execution of a definitive agreement to effect such Change in Control occurs less than six (6) months after your Employment Date, in either case upon any termination qualifying you for cash severance benefits under Section 3 of such CIC Agreement; (d) you shall receive any earned but unpaid annual bonus with respect to any termination of employment as part of the Accrued Compensation and Expenses, as defined in Section 5 of such CIC Agreement; (e) upon any termination qualifying you for cash severance benefits under Section 2 of such CIC Agreement you shall be entitled to 50% of your target variable compensation for the fiscal year of termination, reduced by any portion of such variable compensation award otherwise paid for such fiscal year pursuant to subparagraph (d) of this paragraph 3; (f) the Expiration Date of such CIC Agreement shall be July 9, 2022; and (g) the form of Release shall be as set forth in Exhibit B hereto.

4.                   Indemnification Agreement. The Company has provided or will provide you with the Company’s standard form of indemnification agreement for officers and directors to indemnify you against certain liabilities you may incur as an officer or director of the Company.

5.                   Company Policies. As a Company employee, you will be expected to abide by Company rules and policies, and execute and abide by the Company’s Confidentiality, Noncompetition, and Invention Assignment Agreement, a copy of which is attached hereto as Exhibit C for your execution. You must sign this agreement as a condition of your employment.

6.                   Former Employers. In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You hereby represent that you will be able to perform your job duties for the Company within the guidelines described above. You also agree that you will not bring onto Company premises any confidential information or property belonging to any former employer or other person to whom you have an

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892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

obligation of confidentiality. You further agree that your employment with the Company, and your signing of this offer letter, agreement(s) concerning equity granted to you, if any, and the Company’s Confidentiality, Noncompetition, and Invention Assignment Agreement, will not violate any agreement currently in place between yourself and current or past employers.

7.                   Exposure to Offensive Content. As an employee of the Company, your work may include regular exposure to, and work with, visual material and words of a sexual, racially derogatory, or other offensive nature (“Offensive Content”). Such exposure to Offensive Content may cover a substantial part of the work day. By signing below, you voluntarily consent to proceed with employment by the Company with the understanding that you may be exposed to Offensive Content.

8.                   Alternative Dispute Resolution. As a condition of your employment, you must sign the Arbitration Agreement attached as Exhibit D.

9.              Employment Status. Your employment with the Company is “at-will,” meaning that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying Proofpoint. Likewise, the Company may terminate your employment at any time, for any reason, with or without cause or advance notice. Any modification or change in your at will employment status may only occur by way of a written employment agreement signed by you and the Chief Executive Officer or VP, Human Resources of the Company.

10.            Legal Fees. The Company shall reimburse all reasonable attorney fees incurred by you to negotiate the Agreement not to exceed $10,000.

11.            Miscellaneous.

a.              Pursuant to the Defend Trade Secrets Act (18 U.S.C. § 1833(b)), you understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret of the Company or its affiliates that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. You understand that if you file a lawsuit for retaliation for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement with or policy of the Company or its affiliates, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that you have with the Company or its affiliates shall prohibit or restrict you from making any voluntary disclosure of information or documents concerning possible violations of law to, or seek a whistleblower award from, any governmental agency or legislative body, or any self- regulatory organization, in each case, and you may do so without notifying the Company.

b.              You acknowledge and agree that any compensation payable to you by the Company shall be subject to the terms of any compensation “clawback” or recoupment policy or provision adopted or amended by the Company (as such policies or provisions may be adopted or amended), as well as subject to any clawback or recoupment obligations required under applicable law.

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892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

c.               Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable hereunder all federal, state, local and foreign taxes and other amounts that are required to be withheld by applicable laws or regulations, and the withholding of any amount shall be treated as payment thereof for purposes of determining whether you have been paid amounts to which you are entitled.

d.              This Agreement is binding on and may be enforced by the Company and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to the Company or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of the Company’s obligations under the Agreement.

e.               Notices under this Agreement must be in writing and will be deemed to have been given when personally delivered or two days after mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. Mailed notices to you will be addressed to you at the home address which you have most recently communicated to the Company in writing. Notices to the Company will be addressed to its General Counsel at the Company’s corporate headquarters.

f.                In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

g.               This Agreement will be governed by the laws of the State of California without reference to conflict of laws provisions.

h.              This letter, together with your Confidentiality, Noncompetition, and Invention Assignment Agreement, the Arbitration Agreement, the Indemnification Agreement and the Change in Control and Severance Agreement, constitutes the entire agreement between you and the Company with respect to the subject matter hereof and supersedes any other agreements or promises made to you by anyone, whether oral or written.

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892 Ross Drive, Sunnyvale, CA 94089 | www.proofpoint.com

Klaus, we are very pleased to extend this offer to you. Please indicate your acceptance of the terms of this Agreement by signing in the place indicated below.

Sincerely

/s/ Gary Steele
Gary Steele
Chief Executive Officer, Proofpoint, Inc.

Accepted and agreed

/s/ Klaus Oestermann
Klaus Oestermann

July 6, 2018

Exhibit A: Change in Control and Severance Agreement

Exhibit B: Form of Release

Exhibit C: Confidentiality, Noncompetition and Invention Assignment Agreement

Exhibit D: Arbitration Agreement

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EXHIBIT A

CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Change in Control and Severance Agreement (the “Agreement”) is entered into by and between [•] (the “Executive”) and Proofpoint, Inc., a Delaware corporation (the “Company”), on       , 2018, and is effective as of [•] 2018 (the “Effective Date”).

1.                                      Term of Agreement.

Except to the extent renewed as set forth in this Section 1, this Agreement shall terminate on the earlier of December 31, 2020 (the “Expiration Date”) or the date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination; provided however, if a definitive agreement relating to a Change in Control has been signed by the Company on or before the Expiration Date, then this Agreement shall remain in effect through the earlier of:

(a)                                 The date the Executive’s employment with the Company terminates for a reason other than a Qualifying Termination or CIC Qualifying Termination, or

(b)                                 The date the Company has met all of its obligations under this Agreement following a termination of the Executive’s employment with the Company due to a Qualifying Termination or CIC Qualifying Termination.

This Agreement shall renew automatically and continue in effect for three (3) year periods measured from the initial Expiration Date and each subsequent Expiration Date, unless the Company provides Executive notice of non-renewal at least three (3) months prior to the date on which this Agreement would otherwise renew. For the avoidance of doubt, and notwithstanding anything to the contrary in Section 2 or 3 below, the Company’s non-renewal of this Agreement shall not constitute a Qualifying Termination or CIC Qualifying Termination, as applicable.

2.                                      Qualifying Termination. If the Executive is subject to a Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)                                 Severance Benefits. The Company shall pay the Executive six (6) months’ worth of his or her monthly base salary (at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination). Executive will receive his or her severance payment in a cash lump-sum in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)                                 Continued Employee Benefits. If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay the full amount of Executive’s COBRA premiums on behalf of the Executive for the Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for the Executive’s eligible dependents, for six (6) months following the Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)                                  Equity. Solely to the extent Executive is subject to a Qualifying Termination that occurs within twelve (12) months following any change in the Company’s Chief Executive Officer (as of the date hereof), then in addition to the payments and benefits set forth in Section 2(a) and 2(b) hereof, any outstanding Equity Awards (including Equity Awards subject to performance-based vesting criteria, to the extent the applicable performance criteria has been achieved as of the date of Separation, irrespective of whether a determination as to achievement has been made by date of Separation) shall accelerate and become vested and exercisable as if Executive had completed an additional twelve (12) months of service following the date of Separation (six (6) months if the date of Separation is less than twelve (12) months after Executive commences employment with the Company). Subject to Section 4, the accelerated vesting described above shall be effective as of the Separation.

3.                                      CIC Qualifying Termination. If the Executive is subject to a CIC Qualifying Termination, then, subject to Sections 4, 8, and 9 below, Executive will be entitled to the following benefits:

(a)                                 Severance Payments. The Company or its successor shall pay the Executive (i) six (6) months’ worth of his or her monthly base salary and (ii) fifty percent (5 0%) of the Executive’s annual target bonus, each at the rate in effect immediately prior to the actions that resulted in the Qualifying Termination. Such payment shall be paid in a cash lump sum payment in accordance with the Company’s standard payroll procedures, which payment will be made no later than the first regular payroll date occurring after the sixtieth (60th) day following the Separation, provided that the Release Conditions have been satisfied.

(b)                                 Continued Employee Benefits. If Executive timely elects continued coverage under COBRA, the Company shall pay the full amount of Executive’s COBRA premiums on behalf of Executive for Executive’s continued coverage under the Company’s health, dental and vision plans, including coverage for Executive’s eligible dependents, for six (6) months following Executive’s Separation or, if earlier, until Executive is eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

(c)                                  Equity. Each of Executive’s then outstanding Equity Awards, including awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and become vested and exercisable as to 100% of the then-unvested shares subject to the Equity Award (except if the execution of a definitive agreement to effect a Change in Control occurs less than twelve (12) months after Executive commences employment with the Company, in which case each Equity Award shall accelerate and become vested and exercisable as to 50% of the unvested shares subject to the Equity Award at the time of Separation), provided, however, that the vesting of any performance-based awards shall be as if all applicable performance criteria were achieved at target levels. Subject to Section 4, the accelerated vesting described in this Section 3(c) shall be effective as of the Separation.

4.                                      General Release. Any other provision of this Agreement notwithstanding, the benefits under Section 2 and 3 shall not apply unless the Executive (i) has executed a general release (substantially in the form prescribed by the Company) of all known and unknown claims that he or she may then have against the Company or persons affiliated with the Company and such release has become effective and (ii) has agreed not to prosecute any legal action or other proceeding based upon any such claims (this document effecting the foregoing, the “Release”). The Company will deliver the form of Release to the Executive within ten (10) days after the Executive’s Separation. The Executive must execute and return the Release within the time period specified in the form.

5.                                      Accrued Compensation and Benefits. Notwithstanding anything to the contrary in Section 2 and 3 above, in connection with any termination of employment (whether or not a Qualifying Termination or CIC Qualifying Termination), the Company shall pay Executive’s earned but unpaid base salary and

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other vested but unpaid cash entitlements for the period through and including the termination of employment, including unreimbursed documented business expenses incurred by Executive through and including the date of termination (collectively “Accrued Compensation and Expenses”), as required by law and the applicable Company plan or policy. In addition, Executive shall be entitled to any other vested benefits earned by Executive for the period through and including the termination date of Executive’s employment under any other employee benefit plans and arrangements maintained by the Company, in accordance with the terms of such plans and arrangements, except as modified herein (collectively “Accrued Benefits”). Any Accrued Compensation and Expenses to which the Executive is entitled shall be paid to the Executive in cash as soon as administratively practicable after the termination and, in any event, no later than two and one-half (2-1/2) months after the end of the taxable year of the Executive in which the termination occurs or at such earlier time as may be required by Section 9 below or to such lesser extent as may be mandated by Section 8 below. Any Accrued Benefits to which the Executive is entitled shall be paid to the Executive as provided in the relevant plans and arrangements.

6.                                      Definitions.

(a)                                 “Board” means the Company’s board of directors.

(b)                                 “Cause” means the Executive’s Separation because of the Executive’s (i) conviction of, or plea of nolo contendere, to a felony or other crime involving moral turpitude, (ii) any willful acts of personal dishonesty which involves personal profit at the expense of the Company or any other entity having a business relationship with the Company, (iv) willful, material violation of any written contract or agreement between the Executive and the Company, (v) willful and continued failure to perform the duties and responsibilities of his or her position, provided, however, that Executive has first received written notice from the Board or Chief Executive Officer specifying the basis for such determination and provides Executive thirty (30) days from the receipt of such notice to take corrective action, or (vi) any other willful act of gross misconduct which is materially injurious to the Company.

(c)                                  “Code” means the Internal Revenue Code of 1986, as amended.

(d)                                 “Change in Control” For all purposes under this Agreement, a Change in Control shall mean a “Corporate Transaction,” as such term is defined in the Plan, provided that the transaction (including any series of transactions) also qualifies as a change in control event under U.S. Treasury Regulation 1 .409A-3(i)(5).

(e)                                  “CIC Qualifying Termination” means a Separation, during the period beginning three (3) months prior to a Change in Control or, if earlier, upon the execution of a definitive agreement to effect a Change in Control, and ending eighteen (18) months following the consummation of a Change in Control, resulting from (i) the Company or its successor terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a CIC Qualifying Termination. In the case of a CIC Qualifying Termination prior to a Change in Control, then solely for purposes of benefits under this Agreement the date of Separation will be deemed the date the Change in Control is consummated.

(f)                                   “Equity Awards” means all options to purchase shares of Company common stock as well as any and all other stock-based awards granted to the Executive, including but not limited to stock bonus awards, restricted stock, restricted stock units, performance stock units or stock appreciation rights.

(g)                                 “Good Reason” means, without Executive’s consent: (i) a material diminution in the Executive’s authority, duties or responsibilities, or a material reduction in the authority, duties or

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responsibilities of the person or persons to whom the Executive is required to report, (or solely with respect to the Company’s Chief Executive Officer, if following a Change in Control such Executive is not retained as President or Chief Executive Officer of the successor entity,) (ii) a reduction in Executive’s base salary or annual target cash bonus or (iii) a relocation of Executive’s place of employment by more than fifty (50) miles. For Executive to receive the benefits under this Agreement as a result of a voluntary resignation under this subsection (g), all of the following requirements must be satisfied: (1) the Executive must provide notice to the Company of his or her intent to assert Good Reason within ninety (90) days of the initial existence of one or more of the conditions set forth in sub clauses (i) through (iii); (2) the Company will have thirty (30) days (the “Company Cure Period”) from the receipt of such notice to remedy the condition and, if it does so, the Executive may withdraw his or her resignation or may resign with no benefits under this Agreement; and (3) any termination of employment under this provision must occur within sixty (60) days following the earlier of expiration of the Company Cure Period or written notice from the Company that it will not undertake to cure the condition set forth in sub clauses (i) through (iii).

(h)                                 “Plan” means the Company’s 2012 Equity Incentive Plan, as may be amended from time to time.

(i)                                    “Release Conditions” mean the following conditions occurring within sixty (60) days following the Separation: (i) Company has received the Executive’s executed Release and (ii) any rescission period applicable to the Executive’s executed Release has expired.

(j)                                    “Qualifying Termination” means a Separation that is not a CIC Qualifying Termination, but which results from (i) the Company terminating the Executive’s employment for any reason other than Cause or (ii) the Executive voluntarily resigning his or her employment for Good Reason. A termination or resignation due to the Executive’s death or disability shall not constitute a Qualifying Termination.

(k)                                 “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

7.                                      Successors.

(a)                                 Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.

(b)                                 Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.                                      Golden Parachute Taxes.

(a)                                 Certain Reductions. In the event that any payment or benefit received or to be received by Executive pursuant to this Agreement or otherwise (“Payments”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this subsection (a), be subject to the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable

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federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of Section 9, such Payments shall be either (A) provided in full pursuant to the terms of this Agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in the Payments being $1.00 less than the amount at which any portion of the Payments would be subject to the Excise Tax (“Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes), results in the receipt by Executive, on an after-tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portion of such Payments may be subject to the Excise Tax. Unless the Company and Executive otherwise agree in writing, any determination required under this Section shall be made by independent tax counsel designated by the Company and reasonably acceptable to Executive (“Independent Tax Counsel”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required under this Section, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code; provided that Independent Tax Counsel shall assume that Executive pays all taxes at the highest marginal rate. The Company and Executive shall furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this Section. The Company shall bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 8(a)(ii)(B) above applies, then based on the information provided to Executive and the Company by Independent Tax Counsel, Executive may, in Executive’s sole discretion and within thirty (30) days of the date on which Executive is provided with the information prepared by Independent Tax Counsel, determine which and how much of the Payments (including the accelerated vesting of equity compensation awards) to be otherwise received by Executive shall be eliminated or reduced (as long as after such determination the value (as calculated by Independent Tax Counsel in accordance with the provisions of Sections 280G and 4999 of the Code) of the amounts payable or distributable to Executive equals the Reduced Amount). If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 8(b) hereof shall apply, and the enforcement of Section 8(b) shall be the exclusive remedy to the Company.

(b)                                 Adjustments. If, notwithstanding any reduction described in Section 8(a) hereof (or in the absence of any such reduction), the IRS determines that Executive is liable for the Excise Tax as a result of the receipt of one or more Payments, then Executive shall be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefits equal to the “Repayment Amount.” The Repayment Amount with respect to such Payments shall be the smallest such amount, if any, as shall be required to be surrendered or paid to the Company so that Executive’s net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments shall be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by Executive from the Payments. If the Excise Tax is not eliminated pursuant to this Section 8(b), Executive shall pay the Excise Tax.

9.                                      Miscellaneous Provisions.

(a)                                 Section 409A. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee

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under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Executive’s Separation; or (ii) the date of Executive’s death following such Separation; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). To the extent any nonqualified deferred compensation pursuant to Section 409A of the Code payable to Executive under this Agreement could be paid in one or more taxable years depending upon Executive’s completion of certain employment-related actions (such as resigning after a failure to cure a Good Reason event and/or satisfying the Release Conditions), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A of the Code. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

(b)                            Other Arrangements. Notwithstanding anything in this Agreement to the contrary, this Agreement supersedes any and all cash severance arrangements and vesting acceleration arrangements under any offer letter or employment agreement, agreement governing Equity Awards and severance and salary continuation arrangements, programs and plans which were previously offered by the Company to the Executive and are in effect as of the Effective Date, including change in control severance arrangements and vesting acceleration arrangements pursuant to an agreement governing Equity Awards, employment agreement or offer letter (together, “Prior Agreements”) and Executive hereby waives Executive’s rights to such other benefits under the Prior Agreements. In no event shall any individual receive cash severance benefits under both this Agreement and any other vesting acceleration arrangement, severance pay or salary continuation program, plan or other arrangement with the Company. For the avoidance of doubt, in no event shall Executive receive payment under both Section 2 and Section 3 with respect to Executive’s Separation.

(c)                             Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved in the manner provided by that certain Arbitration Agreement by and between Executive and the Company, dated [        ], which is incorporated herein by reference and forms a part of this Agreement, and otherwise shall be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in Santa Clara

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County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then- existing employment rules and procedures, Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.

(d)                            Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(e)                             Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(f)                              Withholding Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

(g)                                 Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(h)                            No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.

(i)                               Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than its choice-of-law provisions).

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

EXECUTIVE	PROOFPOINT, INC.

Print Name:	By:
Title:

Exhibit B

Form of GENERAL RELEASE AGREEMENT

In consideration of the severance benefits (the “Severance”) offered to me by Proofpoint, Inc. (the “Company”) pursuant to that certain Change in Control Severance Agreement by and between me and the Company, dated                 , 20  , including any and all subsequent amendments thereto (the “Severance Agreement”) and in connection with the termination of my employment, I agree to the following general release (the “Release”).

1.                                      On behalf of myself, my heirs, executors, administrators, successors, and assigns, I hereby fully and forever generally release and discharge the Company, its current, former and future parents, subsidiaries, affiliated companies, related entities, employee benefit plans, and each of their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns (collectively, the “Releasees”) from any and all claims, causes of action and liabilities I have or may have had against Releasees through the date of my execution of the Release. The claims subject to this release include, but are not limited to, those relating to my employment with the Company and/or any predecessor or successor to the Company and the termination of such employment. All such claims (including related attorneys’ fees and costs) are hereby waived without regard to whether those claims are based on any alleged breach of a duty arising in statute, contract or tort. This expressly includes waiver and release of any rights and claims arising under any and all laws, rules, regulations, and ordinances, including, but not limited to: Title VII of the Civil Rights Act of 1964; the Older Workers Benefit Protection Act; the Americans With Disabilities Act; the Age Discrimination in Employment Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); the Workers Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act (if applicable); the provisions of the California Labor Code (if applicable); the Equal Pay Act of 1963; and any similar law of any other state or governmental entity. This release extends to any claims that may be brought on my behalf by any person for monetary or other personal relief, as well as any class or representative action under which I may have any rights or benefits. I agree not to accept any recovery or benefits under any such claim or action, and I assign any such recovery or benefits to the Company or its successor. I further waive any rights under Section 1542 of the Civil Code of the State of California or any similar state statute. Section 1542 states:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which, if known to him or her, must have materially affected his or her settlement with the debtor.

This Release does not extend to, and has no effect upon, any benefits that have accrued, and to which I have become vested, under any employee benefit plan within the meaning of ERISA sponsored by the Company.

2.                                      In understanding the terms of the Release and my rights, I have been advised to consult with an attorney of my choice prior to executing the Release. I understand that nothing in the Release shall prohibit me from exercising legal rights that are, as a matter of law, not subject to waiver such as: (a) my rights under applicable workers’ compensation laws; (b) my right, if any, to seek unemployment benefits; (c) my right to indemnity under California Labor Code section

2802 or other applicable state law right to indemnity; (d) my right to file a charge or complaint with a government agency such as but not limited to the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor, the California Department of Fair Employment and Housing, or other applicable state agency and (e) my right to report any violation to the U.S. Securities and Exchange Commission or any similar federal, state or local agency. Moreover, I understand that nothing in this Release precludes me from entitlement to any monetary recovery awarded by the U.S. Securities and Exchange Commission any federal, state or local agency in connection with any action asserted by the Securities and Exchange Commission or such federal, state or local agency. I further understand that I will continue to be indemnified for any of my actions taken while employed by the Company to the same extent as other then-current or former directors and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the Director and Officer Indemnification Agreement between me and the Company, if any, and that I will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other then- current or former directors and officers of the Company, each subject to the requirements of the laws of the State of California.

3.                                      I understand and agree that that the Company will not provide me with the Severance unless I execute the Release. I also understand that I have received or will receive, regardless of the execution of the Release, all wages owed to me together with any accrued but unused vacation pay, less applicable withholdings and deductions, earned through my termination date, and any acceleration of vesting of my equity awards to which I may be entitled pursuant to the Company’s equity incentive plans.

4.                                      As part of my existing and continuing obligations to the Company, I have returned to the Company all Company documents that I have had in my possession at any time (including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information) as well as other tangible property (including, but not limited to, computers, laptops, cell phones and pagers credit cards, entry cards, identification badges and keys), and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all copies or reproductions thereof). I understand that, even if I did not sign the Release, I am still bound by any and all confidential/proprietary/trade secret information, non-disclosure and inventions assignment agreement(s) signed by me in connection with my employment with the Company, or with a predecessor or successor of the Company pursuant to the terms of such agreement(s).

5.                                      I represent and warrant that I am the sole owner of all claims relating to my employment with the Company and/or with any predecessor of the Company, and that I have not assigned or transferred any claims relating to my employment to any other person or entity.

6.                                      I agree to keep the Severance and the provisions of the Release confidential and not to reveal its contents to anyone except my lawyer, my spouse or other immediate family member, and/or my financial consultant, or as required by legal process or applicable law.

7.                                      I understand and agree that the Release shall not be construed at any time as an admission of liability or wrongdoing by either the Company or myself.

8.                                      I agree that I will not make any negative or disparaging statements or comments, either as fact or as opinion, about the Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. Nothing in this paragraph shall prohibit me from providing truthful information in response to a subpoena or other legal process.

9.                                      Any controversy or any claim arising out of or relating to the interpretation, enforceability or breach of the Release shall be settled by arbitration in accordance with the arbitration provision set forth in the Severance Agreement. If for any reason the arbitration provision set forth in the Severance Agreement is not enforceable, I agree to arbitration by a single arbitrator, in Santa Clara County, conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under or any successor hereto. I further agree that the arbitrator will not be empowered to add to, subtract from, or modify, alter or amend the terms of the Release. Any applicable arbitration rules or policies will be interpreted in a manner so as to ensure their enforceability under applicable state or federal law.

10.                               I agree that I have had at least twenty-one (21) calendar days in which to consider whether to execute the Release, no one hurried me into executing the Release during that period, and no one coerced me into executing the Release. I understand that the offer of the Severance and the Release shall expire on the twenty-second (22nd) calendar day after my employment termination date if I have not accepted it by that time. I further understand that the Company’s obligations under the Release shall not become effective or enforceable until the eighth (8th) calendar day after the date I sign the Release provided that I have timely delivered it to the Company (the “Effective Date”) and that in the seven (7) day period following the date I deliver a signed copy of the Release to the Company, I understand that I may revoke my acceptance of the Release. I understand that the Severance will become available to me at such time as specified in the Severance Agreement.

11.                               In executing the Release, I acknowledge that I have not relied upon any statement made by the Company, or any of its representatives or employees, with regard to the Release unless the representation is specifically included herein. Furthermore, the Release contains our entire understanding regarding eligibility for and the payment of severance benefits and supersedes any or all prior representation and agreement regarding the subject matter of the Release. However, the Release does not modify, amend or supersede written agreements between me and the Company that are consistent with enforceable provisions of this Release, such as my the Severance Agreement, proprietary information and invention assignment agreement, and any stock, stock option and/or stock purchase agreements between me and the Company. Once effective and enforceable, this agreement can only be changed by another written agreement signed by me and an authorized representative of the Company.

12.                               Should any provision of the Release be determined by an arbitrator, court of competent jurisdiction, or government agency to be wholly or partially invalid or unenforceable, the legality, validity and enforceability of the remaining parts, terms, or provisions are intended to remain in full force and effect. Specifically, should a court, arbitrator, or agency conclude that a particular claim may not be released as a matter of law, it is the intention of the parties that the general release and the waiver of unknown claims above shall otherwise remain effective to release any and all other claims. I acknowledge that I have obtained sufficient information to intelligently exercise my own judgment regarding the terms of the Release before executing the Release.

EMPLOYEE’S ACCEPTANCE OF RELEASE

BEFORE SIGNING MY NAME TO THE RELEASE, I STATE THE FOLLOWING: I HAVE READ THE RELEASE, I UNDERSTAND IT AND I KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE OBTAINED SUFFICIENT INFORMATION TO INTELLIGENTLY EXERCISE MY OWN JUDGMENT. I HAVE BEEN ADVISED THAT I SHOULD CONSULT WITH AN ATTORNEY BEFORE SIGNING IT, AND I HAVE SIGNED THE RELEASE KNOWINGLY AND VOLUNTARILY.

Date delivered to employee .

Executed this day of 20 .

Employee Signature

Employee Name (Please Print)

Agreed and Accepted

Proofpoint, Inc.

By:
Name:
Title:

Date:

Exhibit C

CONFIDENTIALITY, NON-COMPETITION,
AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment by Proofpoint, Inc. (the “Company”), and the compensation I receive from the Company, I agree to certain restrictions placed by the Company on my activities, including my use of information belonging to the Company. I understand that, during the course of my work as an employee of the Company, I have had and will have access to Proprietary Information (a term which is defined below) concerning the Company, its employees, its operations, its vendors, and its customers. I acknowledge that the Company has developed, compiled, and otherwise obtained, often at great expense, this information and that this information has great value to the Company’s business. I agree to hold in strict confidence all Proprietary Information and will not disclose any Proprietary Information to anyone outside of the Company, as defined more fully below. I also acknowledge that the Company conducts its business throughout the world and that the Company’s reputation and goodwill are an integral part of its business success throughout the world.

I. DEFINITIONS

A.                                    The “Company”.

As used in this Agreement, the “Company” refers to Proofpoint, Inc. and each of its subsidiaries or affiliated companies. I recognize and agree that my obligations under this Agreement and all terms of this Agreement apply to me regardless of whether I am employed by or work for Company or any of its subsidiaries or affiliates.

B.                                    “Proprietary Information”: Definition and Ownership.

I understand that the Company possesses and will possess Proprietary Information which is important to its business. For purposes of this Agreement, “Proprietary Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or which became or will become known by, or was or is conveyed by a third party to the Company, which has commercial value in the Company’s business or the business of a third party disclosing such information.

“Proprietary Information” includes, but is not limited to, the following (whether or not patentable, copyrightable, or registerable under any intellectual property laws or industrial property laws in the United States or elsewhere): information about software programs and subroutines, source and object code, databases, database criteria, user profiles, scripts, algorithms, processes, trade secrets, designs, methodologies, technology, know-how, processes, data, ideas, techniques, inventions, modules, features and modes of operation, internal documentation, works of authorship, technical, business, financial, client, marketing, and product development plan, forecasts, other employees’ positions, skill levels, duties, compensation, and all other terms of their employment (unless disclosure is permitted by law), client and supplier lists, contacts at or knowledge of clients or prospective clients of the Company, and other or services, business, research, or development, or any information which is received in confidence by or for the Company from any other person unless (i) the information is or becomes publicly known through lawful means; (ii) the information was rightfully in my possession or part of my general knowledge prior to my employment by the Company as specifically identified and disclosed by me in Exhibit A; or (iii) the information is disclosed to me without confidential or proprietary restriction by a third party who rightfully possesses the information (without confidential or proprietary restriction). I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information.

All Proprietary Information and all title, patents, patent rights, copyrights, trade secret rights, trademarks, trademark rights, and other intellectual property and rights anywhere in the world (collectively “Rights”) in connection therewith shall be sole property of the Company. I hereby assign to the Company any Rights I may have or acquire in Proprietary Information.

C.                                    “Competitor”.

“Competitor” means any individual, corporation, or other business entity that engages in a business that involves a product or service offered by anyone other than the Company that would replace or compete with any product or service offered or to be offered by the Company with which I had material involvement while employed by the Company, unless Company and/or its subsidiaries are no longer engaged in or planning to engage in that line of business.

II. OBLIGATIONS TO PROTECT PROPRIETARY INFORMATION

I represent and warrant that from the time of my first contact or communication with the Company, I have held in strict confidence all Proprietary Information and have not disclosed any Proprietary Information to anyone outside of the Company, or used, copied, published, or summarized any Proprietary Information except to the extent necessary to carry out my responsibilities as an employee of the Company.

At all times, both during my employment by the Company and after its termination, I will (a) keep in confidence and trust and will not disclose any Proprietary Information except to other Company employees, agents, and representatives who need to know, or to third parties who are bound by written confidentiality agreements (and in that event only to the extent necessary to carry out my responsibilities as an employee of the Company and in a manner consistent with any such third party confidentiality agreements), and (b) use Proprietary Information only for the benefit of the Company.

I hereby acknowledge and understand that employees are expected to report any instance in which they believe that the Company’s trade secret or confidential information may have been misappropriated in violation of a federal or state law. I also understand that I should report any such misappropriation to my immediate supervisor, or to the Company’s Legal counsel. Under 18 U.S.C. 1833(b), I further understand I will not be held criminally or civilly liable under any state or federal trade secret law for the disclosure of a trade secret in confidence: (i) to either a federal, state or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of the law; or

(ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Finally, should I file a retaliation lawsuit alleging that I was retaliated against for reporting a suspected violation of law, I hereby acknowledge and understand that I may disclose trade secret information to my attorney and use that information in a court proceeding so long as (i) I file any court document containing such trade secret information under seal, and (ii) I do not disclose such trade secret information, except pursuant to court order. This constitutes notice under 18 U.S.C. 1833(b)(3).

I hereby acknowledge and understand that nothing in this Confidentiality, Noncompetition and Invention Assignment Agreement prohibits me from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. In this regard, I understand that I do not need the prior authorization of the Company to make any such reports or disclosures and I am not required to notify the Company that I have made such reports or disclosures.

III. MAINTENANCE AND RETURN OF COMPANY MATERIALS

I acknowledge and agree that I have no reasonable expectation of privacy with respect to any of the Company’s computer, telecommunications (including handheld devices), networking, or information processing systems (including, without limitation, stored company files, e-mail, text, IM messages, and voice messages) that are used to conduct Company business. As such, the Company has the right to audit and search all such items and systems, without further notice to me, to ensure compliance with the Company’s policies and for any other business-related purposes in the Company’s sole discretion. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets, or other work areas, is subject to inspection by Company personnel at any time with or without notice. I understand that it is my responsibility to comply with the Company’s policies governing use of the Company’s documents and internet, email, telephone, and technology systems to which I will have access in connection with my employment. I acknowledge and agree that I will not copy, save, back-up, download, delete, wipe, defragment, retain, disclose, photograph, or transmit in any form whatsoever any Proprietary Information, that my work product and anything I create or work on while working for the Company belongs to the Company, and that I may not copy it or take it with me when I leave (or otherwise place the data anywhere I can access it after I leave the Company). I agree that immediately upon the termination of my employment by me or by the Company for any reason, or on demand during the period of my employment, I will deliver to the Company (and will not keep in my possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, emails, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents, or property (including computers, handheld devices, telephone equipment, ereaders, other electronic devices, and credit cards), and any and all reproductions of any of the aforementioned items developed by me pursuant to my employment or otherwise belonging to the Company, its successors, or assigns, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Company; and (iii) my copy of this Agreement. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit B; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement. I also consent to an exit interview to confirm my compliance with this Section III, and agree to keep the Company advised of my home and business address for a period of one (1) year after termination.

IV. DISCLOSURE OF INVENTIONS TO THE COMPANY

As used in this Agreement, “Inventions” mean any work of authorship, discovery, improvement, invention, design, graphic, source, HTML and other code, trade secret, technology, algorithms, computer program or software, audio, video or other files or content, idea, design, process, technique, formula or composition, know-how, and data, whether or not patentable or copyrightable. I agree to maintain adequate and current written records and promptly disclose in writing to my immediate supervisor or as otherwise designated by the Company, all Inventions, made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, during the term of my employment.

I will also disclose to the President of the Company all Inventions made, discovered, conceived, reduced to practice, or developed by me, either alone or jointly with others, within six (6) months after the termination of my employment with the Company which resulted, in whole or in part, from my prior employment by the Company. Such disclosures shall be received by the Company in confidence (to the extent such Inventions are not assigned to the Company pursuant to Section V below) and do not extend the assignment made in Section V below. I will not disclose Inventions covered by this Section IV to any person outside the Company unless I am requested to do so by management personnel of the Company.

V. OWNERSHIP OF INVENTIONS

A.                                    Generally.

I agree that all Inventions which I make, conceive, reduce to practice, or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by relevant state law, and I hereby assign such Inventions and all Rights therein to the Company. No assignment in this Agreement shall extend to inventions, the assignment of which is prohibited by relevant state statutes.1 In compliance with the prevailing provisions of those statutes, this Agreement does not apply to an invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely my own time, unless (a) the invention relates (i) to the Company’s business, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the invention results from any work I performed for the Company. The Company shall be the sole owner of all Rights in connection therewith.

1/ Including: California Labor Code § 2870; Delaware Code Title 19 § 805; Illinois 765ILCS1060/1-3, “Employees Patent Act”; Kansas Statutes § 44-130; Minnesota Statutes, 13A, § 181.78; North Carolina General Statutes, Article 10A, Chapter 66, Commerce and Business, § 66-57.1; Utah Code §§ 34-39-1 through 34-39-3, “Employment Inventions Act”; and Washington Rev. Code, Title 49 RCW: Labor Regulations, Chapter 49.44.140.

B.                                    Works Made for Hire.

The Company shall be the sole owner of all Rights, title, and interest in Inventions. I further acknowledge and agree that such Inventions, including, without limitation, any computer programs, programming documentation, and other works of authorship, are “works made for hire” for purposes of the Company’s rights under copyright laws. To the extent that any Inventions may not be considered a “work made for hire,” I hereby assign to the Company such Inventions and all Rights therein, except those Inventions, if any, the assignment of which is prohibited under the relevant state statutes identified above.

C.                                    License.

If any Inventions assigned hereunder are based on, or incorporated, or are improvements or derivatives of, or cannot be reasonably made, used, reproduced, and distributed without using or violating technology or rights owned or licensed by me and not assigned hereunder, I hereby grant the company a perpetual, worldwide, royalty-free, non-exclusive, and sub-licensable right and license to exploit and exercise all such technology and rights in support of the Company’s exercise or exploitation of any assigned Inventions (including any modifications, improvements, and derivatives thereof).

D.                                    List of Inventions.

I have attached hereto as Exhibit A a complete list of all existing Inventions to which I claim ownership as of the date of this Agreement and that I desire to specifically clarify are not subject to this Agreement, and I acknowledge and agree that such list is complete. If no such list is attached to this Agreement or if I elect to leave Exhibit A blank, I represent that I have no such Inventions at the time of signing this Agreement.

E.                                Cooperation.

I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it in further evidencing and perfecting the assignments made to the Company under this Agreement and in obtaining, maintaining, defending, and enforcing Rights in connection with such Inventions and improvements thereto in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company, and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and on my behalf and instead of me, to execute and file any documents, applications, or related findings and to do all other lawfully permitted acts to further the purposes set forth above in this Subsection E, including, without limitation, the perfection of assignment and the prosecution and issuance of patents, patent applications, copyright applications and registrations, trademark applications and registrations, or other rights in connection with such Inventions and improvements thereto with the same legal force and effect as if executed by me.

F.                                 Assignment or Waiver of Moral Rights.

Any assignment of copyright hereunder (and any ownership of a copyright as a work made for hire) includes all rights of paternity, integrity, disclosure, and withdrawal and any other rights that may be known as or referred to as “moral rights” (collectively “Moral Rights”). To the extent such Moral Rights cannot be assigned under applicable law and to the extent the following is allowed by the laws in the various countries where Moral Rights exist, I hereby waive such Moral Rights and consent to any action of the Company that would violate such Moral Rights in the absence of such consent.

VI. NON-SOLICITATION

I agree that during the term of my employment with the Company and for a period of twelve (12) months immediately following the termination of my employment with the Company for any reason, I shall not either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage, or take away employees or consultants of the Company, either for myself or for any other person or entity. I also agree not to hire or assist in hiring or retaining any such employee or consultant to the extent such restriction is enforceable under applicable laws where I reside. Further, during my employment with the Company and at any time following termination of my employment for any reason, I shall not use any Proprietary Information of the Company to attempt to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer, or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution, or other entity in competition with the business of the Company.

VII. NON-COMPETITION

A.                                    Conflicting Business Activities.

For as long as I am employed by the Company, I agree to devote my full time and efforts to the Company. For as long as I am employed by the Company, I further agree that I will not engage in any employment, business, or activity that is in any way competitive with the business or proposed business of the Company, nor will I assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. The provisions of this Subsection shall apply both during normal working hours and at all other times including, without limitation, nights, weekends, and vacation time, while I am employed with the Company. During the course of my employment, I shall also inform the Company before accepting any employment, consulting, or other relationship that requires a significant time commitment.

B.                                    Post-Termination Obligations.

I acknowledge that in some instances, a simple agreement not to disclose or use the Company’s Proprietary Information would be inadequate, standing alone, to protect the Company’s legitimate business interests because some activities by a former employee will, by their nature, compromise such Proprietary Information as well as the goodwill and customer relationships I have been paid to develop. I recognize that activities that violate the Company’s rights in this regard, whether or not intentional, are often undetectable by the Company until it is too late to obtain an effective remedy, and that such activities will cause irreparable injury to the

Company. To prevent this kind of irreparable harm, I agree that for a period of twelve (12) months following the termination of my employment with the Company, I will not provide services in any role or position (as an employee, consultant, or otherwise) to any Competitor of the Company, which services would involve job duties or other business-related activities in the United States or in any other country where the Company markets its products and services, if such job duties or business-related activities are the same as or similar to the job duties or business-related activities in which I participated or as to which I received Proprietary Information in the last two (2) years of my employment with Company. If I am a resident of California, the restriction in this Subsection VII (B) will apply only to activities that result in the unauthorized use or disclosure of Proprietary Information.

VIII. COMPANY AUTHORIZATION FOR PUBLICATION

Prior to my submitting, or disclosing for possible publication or general dissemination outside the Company (such as through public speaking engagements or literature), any material prepared by me that incorporates information that concerns the Company’s business or anticipated research, I agree to deliver a copy of such material to an officer of the Company for his or her review. Within twenty (20) days following such submission, the Company agrees to notify me in writing whether the Company believes such material contains any Proprietary Information or Inventions, and I agree to make such deletions and revisions as are reasonably requested by the Company to protect its Proprietary Information and Inventions. I further agree to obtain the written consent of the Company prior to any review of such material by persons outside the Company.

IX. FORMER EMPLOYER INFORMATION

I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by me in confidence or in trust prior to my employment by the Company, and I will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others. I have not entered into and I agree I will not enter into any agreement, either written or oral, in conflict herewith or in conflict with my employment with the Company. I further agree to conform to the rules and regulations of the Company.

X. AT-WILL EMPLOYMENT

I agree and understand that employment with the Company is “at-will,” meaning that it is not for any specified period of time and can be terminated by me or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. I agree and understand that it also means that job duties, title and responsibility, reporting level, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time at-will by the Company. I understand and agree that nothing about the fact or the content of this Agreement is intended to, nor should be construed to, alter the at-will nature of my employment with the Company.

XI. SEVERABILITY

If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be modified to the minimum extent necessary to comply with applicable law and the intent of the parties. If any provision of this Agreement, or application of it to any person, place, or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other persons, places, and circumstances shall remain in full force and effect.

XII. AUTHORIZATION TO NOTIFY NEW EMPLOYER

I hereby authorize the Company to notify my new employer about my rights and obligations under this Agreement following the termination of my employment with the Company.

XIII. ENTIRE AGREEMENT

This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. I understand and acknowledge that (i) no other representation or inducement has been made to me, (ii) I have relied on my own judgment and investigation in accepting my employment with the Company, and (iii) I have not relied on any representation or inducement made by any officer, employee, or representative of the Company. No modification of or amendment to this Agreement nor any waiver of any rights under this Agreement will be effective unless in a writing signed by the President of the Company and me. I understand and agree that any subsequent change or changes in my duties, salary, or compensation will not affect the validity or scope of this Agreement.

XIV. EFFECTIVE DATE AND BINDING UPON SUCCESSORS

This Agreement shall be effective as of the first day of my employment with the Company and shall be binding upon me, my heirs, executors, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors, and assigns.

XV. GOVERNING LAW

This Agreement shall be interpreted and enforced in accordance with the laws of the state in which I last resided and performed work for the Company. Jurisdiction over and venue of any suit arising out of or relating to this Agreement shall be exclusively in the federal and state courts located in San Francisco, California.

XVI. REMEDIES

I RECOGNIZE THAT NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY REMEDY OF THE COMPANY UNDER THE UNIFORM TRADE SECRETS ACT. I RECOGNIZE THAT MY VIOLATION OF THIS AGREEMENT COULD CAUSE THE COMPANY IRREPARABLE HARM, THE AMOUNT OF WHICH MAY BE

EXTREMELY DIFFICULT TO ESTIMATE, MAKING ANY REMEDY AT LAW OR IN DAMAGES INADEQUATE. THUS, I AGREE THAT THE COMPANY SHALL HAVE THE RIGHT TO APPLY TO ANY COURT OF COMPETENT JURISDICTION FOR AN ORDER RESTRAINING ANY BREACH OR THREATENED BREACH OF THIS AGREEMENT INCLUDING BUT NOT LIMITED TO TEMPORARY RESTRAINING ORDERS, PRELIMINARY INJUNCTIONS AND PERMANENT INJUNCTIONS WITHOUT THE NECESSITY OF POSTING A BOND OR OTHER SECURITY AND IN ADDITION TO AND WITHOUT PREJUDICE TO ANY OTHER RIGHTS OR REMEDIES THAT THE COMPANY MAY HAVE FOR A BREACH OF THIS AGREEMENT.

XVII. NON-WAIVER AND ATTORNEYS FEES

Waiver by either me or the Company of strict performance of any provision of this Agreement shall not be a waiver of, nor prejudice either party’s right to require, strict performance of the same or any other provision in the future. If court proceedings are brought to enforce or interpret any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable and necessary expenses of litigation, including attorneys’ fees.

XVIII. APPLICATION OF THIS AGREEMENT

I agree that my obligation set forth in this Agreement, along with the Agreement’s definitions of Proprietary Information shall be equally applicable to Proprietary Information related to any work performed by me for the Company prior to the execution of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND ITS TERMS. I ACCEPT THE OBLIGATIONS, WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY. I HAVE COMPLETELY NOTED ON EXHIBIT A TO THIS AGREEMENT ANY PROPRIETARY INFORMATION THAT I DESIRE TO EXCLUDE FROM THIS AGREEMENT.

Date	Employee Signature

Employee Name (Please Print)

EXHIBIT A

1.                                      The following is a complete list of all Inventions relevant to the subject matter of my employment with the Company that have been made, discovered, conceived, first reduced to practice or developed by me or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Employee Proprietary Information and Inventions Agreement:

•                                          No Inventions.

•                                          See below: Any and all Inventions regarding:

•                                          Additional sheets attached.

2.                                      I propose to bring to my employment the following materials and documents of a former employer:

•                                          No materials or documents

•                                          See below:

Date:	Employee Signature:

EXHIBIT B

TERMINATION CERTIFICATION

Protecting Proofpoint’s confidential and proprietary information is important to all of us. This Certificate serves as a reminder about your ongoing obligations to Proofpoint, Inc. and its affiliates (“Proofpoint”) and provides further guidance on your obligations as a departing employee.

By signing below, I certify that I have complied with all the terms of Proofpoint’s Confidentiality, Non-competition, and Invention Assignment Agreement (“NDA”) signed by me, including the reporting of any inventions and original works of authorship (as defined therein).

I further agree that, in compliance with the NDA, I will preserve as confidential all of Proofpoint’s Proprietary Information.

I further agree that for twelve (12) months from my termination date, I will not either directly or indirectly solicit, induce, recruit, or encourage any of Proofpoint’s employees or consultants to terminate their relationship with Proofpoint, or attempt to solicit, induce, recruit, encourage, or take away Proofpoint’s employees or consultants, either for myself or for any other person or entity. Further, I shall not at any time use any Proofpoint Confidential Information to negatively influence any of Proofpoint’s clients or customers from purchasing its products or services or to solicit or influence or attempt to influence any client, customer, or other person, either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution, or other entity in competition with Proofpoint’s business.

I also hereby acknowledge and understand that my work product and anything I created or worked on while at Proofpoint belongs to Proofpoint, and understand that I may not copy it or take it with me, or otherwise place the data anywhere I can access it after I leave Proofpoint, including for the purpose of incorporating my Proofpoint work into my portfolio for a future job search. I also acknowledge and understand that I must deliver to Proofpoint (and may not keep in my possession, recreate, or deliver to anyone else) any and all devices, records, data, notes, emails, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents, or property (including computers, handheld devices, telephone equipment, ereaders, other electronic devices, and credit cards), and any and all reproductions of any of the aforementioned items developed by me pursuant to my employment or otherwise belonging to Proofpoint (“Company Materials”). To the extent I have not done so already, and to facilitate the return of such Company Materials, I will review all equipment, devices, and services that I may have used in connection with my Proofpoint employment, including any web-based accounts, storage devices, and/or services. I also agree to review the contents of (i) any personal web email or online storage accounts (e.g., yahoo, gmail, hotmail, Dropbox, Box.net, Evernote, iCloud, etc.); (ii) any Instant Messaging or Chat archives (whether archived by the program or by you manually through cut and paste); (iii) my home computer(s); (iv) personal cell phones, smartphones, tablets, laptops, PCs, or PDAs; and (v) any other electronic computer media (e.g., CDs, USB thumb drives, disks, back-up drives, etc.). This is not an exhaustive list. If I used any other device or service to store or access Company Materials, I understand I must also check such places.

Date:
(Employee Signature)

(Printed Name)

Exhibit D

ARBITRATION AGREEMENT

IN CONSIDERATION OF THE MUTUAL PROMISES TO ARBITRATE CLAIMS, I AGREE THAT ANY AND ALL CONTROVERSIES, CLAIMS, OR DISPUTES, PAST, PRESENT, OR FUTURE, BETWEEN ME AND PROOFPOINT, INC., AND ITS AFFILIATES, SUBSIDIARIES AND PARENT (COLLECTIVELY THE “COMPANY”)WILL BE DECIDED BY A SINGLE ARBITRATOR THROUGH FINAL AND BINDING ARBITRATION AND NOT BY WAY OF COURT OR JURY TRIAL. THIS ARBITRATION AGREEMENT (“AGREEMENT”) IS GOVERNED BY THE FEDERAL ARBITRATION ACT, 9 U.S.C. § 1 ET SEQ., AND EVIDENCES A TRANSACTION INVOLVING COMMERCE.

This Agreement applies to any covered dispute Company has against me or that I have against the Company, and Company’s affiliates, successors and assigns, and its/their respective officers, directors, employees or agents—all of whom/which may enforce this Agreement as direct or third party beneficiaries. Except as it otherwise applies, this Agreement covers any dispute or claim arising out of or related to my hiring and candidacy for employment, employment with the Company, or termination of employment with the Company. Nothing contained in this Agreement shall be construed to prevent or excuse me from utilizing the Company’s existing internal procedures for resolution of complaints, and this Agreement is not intended to be a substitute for the utilization of such procedures. Moreover, nothing herein is intended to nor shall preclude either me or the Company from seeking temporary or preliminary injunctive relief from a court of applicable jurisdiction pending final resolution of a dispute. Except as it otherwise provides, this Agreement is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law, and therefore this Agreement requires all such disputes to be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial. Such covered disputes include, without limitation, disputes arising out of or relating to the interpretation, validity, application, enforceability or formation of this Agreement, except as stated in the Class Action Waiver below.

Except as otherwise stated, this Agreement also applies, without limitation, to disputes regarding compensation, breaks and rest periods, termination, discrimination or harassment, and claims arising under the Civil Rights Act of 1964, Americans With Disabilities Act, Age Discrimination in Employment Act, Family Medical Leave Act, Fair Labor Standards Act, Employee Retirement Income Security Act, Genetic Information Non-Discrimination Act, Uniformed Services Employment and Reemployment Rights Act, Worker Adjustment and Retraining Notification Act, Older Workers Benefits Protection Act of 1990, Occupational Safety and Health Act, Consolidated Omnibus Budget Reconciliation Act of 1985, False Claims Act, and state and local statutes, if any, addressing the same or similar subject matters, and all other state statutory and common law claims (excluding workers’ compensation benefits, state disability insurance, and unemployment insurance claims). Regardless of any other terms of this Agreement, claims may be brought before and remedies awarded by an administrative agency if applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate. Such administrative claims include without limitation claims or charges brought before the Equal Employment Opportunity Commission (www.eeoc.gov), the U.S. Department of Labor (www.dol.gov), the National Labor Relations Board (www.nlrb.gov), or the Office of Federal Contract Compliance Programs (www.dol.gov/esa/ofccp). Nothing in this Agreement shall be deemed to preclude or excuse a party from bringing an administrative claim before any agency in order to fulfill the party’s obligation to exhaust administrative remedies before making a claim in arbitration. Disputes that may not be subject to pre-dispute arbitration agreement as provided by controlling federal statute are excluded from the coverage of this Agreement.

Any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), and except as provided in this Agreement, will be pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). Copies of these rules are available at http://www.jamsadr.com or by using a service such as www.google.com or www.Bing.com to search for “JAMS Employment Arbitration Rules”, and shall be made available to me upon request. Any arbitration under this Agreement shall be conducted in Santa Clara County, California, but if I no longer reside in the general geographical vicinity where I last worked for the Company, the Company and I shall agree to a location for the arbitration within 45 miles of where I reside. The arbitrator shall be selected by mutual agreement of me and the Company pursuant to the selection process under the JAMS Rules. Unless the Company and I mutually agree otherwise, the arbitrator shall be retired a California Superior Court Judge or retired federal judge from any jurisdiction. The party bringing the claim must demand arbitration in writing and deliver the written demand by hand or first class mail to the other party within the applicable statute of limitations period. Any demand for arbitration made to the Company shall be provided to the Company’s Legal Department at Proofpoint, Attn: HR, 892 Ross Drive, Sunnyvale, CA 94089. I will be given notice of any claim by the Company against me at the last home address I provided to the Company in writing. The arbitrator shall resolve all disputes regarding the timeliness or propriety of the demand for arbitration.

In arbitration, the parties will have the right to conduct adequate civil discovery, bring dispositive motions, and present witnesses and evidence as needed to present their cases and defenses, and any disputes in this regard shall be resolved by the arbitrator. However, I agree that there will be no right or authority for any dispute to be brought, heard, or arbitrated as a class and/ or collective action or as a class member in any purported class and/or collective action, and the Arbitrator will have no power or authority to preside over any class and/or collective action (“Class Action Waiver”). Regardless of anything else in this Agreement and/or the JAMS Rules, or any amendments and/or modifications to those rules, any claim that all or part of the Class Action Waiver, including, but not limited to any claim that all or part of the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable, may be determined only by a court of competent jurisdiction and not by an arbitrator. The Class Action Waiver will be severable from this Agreement in any case in which there is a final judicial determination that the Class Action Waiver is invalid, unenforceable, unconscionable, void or voidable. In such case, the class and/or collective action, to that extent, must be litigated in a civil court of competent jurisdiction—not in arbitration, and any part of the Class Action Waiver that is enforceable will be enforced in arbitration.

Each party will pay the fees for his, her, or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law. In all cases where required by law, the Company will pay the arbitrator’s and arbitration fees.

Within 30 days of the close of the arbitration hearing, any party will have the right to prepare, serve on the other party, and file with the arbitrator a brief. The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in his or her individual capacity in a court of law for the claims presented to and decided by the arbitrator, and no remedies that otherwise would be available to an individual in a court of law will be forfeited by virtue of this Agreement. The arbitrator will issue a decision or award in writing stating the essential findings of fact and conclusions of law. Except as may be permitted or required by law, as determined by the arbitrator, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration. The Arbitrator shall apply the substantive federal, state, or local law applicable to the claims asserted. The arbitrator shall not have the power to commit errors of law or legal reasoning, and the award may be vacated or corrected on appeal to a court of competent jurisdiction for any such error.

It is against Company policy for me to be subject to retaliation if I exercise my right to assert claims under this Agreement. If I believe that I have been retaliated against by anyone at the Company, I should immediately report this to the Human Resources Department.

This Agreement is the full and complete agreement relating to the formal resolution of employment-related disputes. Except as stated above, in the event any portion of this Agreement is deemed unenforceable, the remainder of this Agreement will be enforceable. This Agreement shall survive the termination of my employment and the expiration of any benefit, and it will apply upon re-employment by the Company if my employment is ended but later renewed. I expressly agree to the assignment of this Agreement by the Company and all rights and obligations hereunder, including, but not limited to, an assignment in connection with any merger, sale, transfer or acquisition of or by the Company. Any contractual disclaimers the Company has in any handbooks, other agreements, or policies do not apply to this Agreement. Unless this Agreement is deemed void, unenforceable or invalid in its entirety, this Agreement supersedes any prior agreements to arbitrate between me and the Company.

AGREED TO BY EMPLOYEE:

I ACKNOWLEDGE AND AGREE THAT I AM EXECUTING THIS AGREEMENT VOLUNTARILY AND WITHOUT ANY DURESS OR UNDUE INFLUENCE BY THE COMPANY OR ANYONE ELSE. I FURTHER ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND THAT I HAVE ASKED ANY QUESTIONS NEEDED FOR ME TO UNDERSTAND THE TERMS, CONSEQUENCES, AND BINDING EFFECT OF THIS AGREEMENT AND FULLY UNDERSTAND IT, INCLUDING THAT I AM WAIVING MY RIGHT TO A JURY TRIAL. FINALLY, I AGREE THAT I HAVE BEEN PROVIDED AN OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY OF MY CHOICE BEFORE SIGNING THIS AGREEMENT.

MY SIGNATURE BELOW ATTESTS TO THE FACT THAT I HAVE READ, UNDERSTAND, AND AGREE TO BE LEGALLY BOUND TO ALL OF THE ABOVE TERMS.

Signed at                     ,               , this       day of                      , 20   .

(City)          (State)

Employee’s Name Printed

Employee’s Signature

AGREED TO BY THE COMPANY:

Vice President, Human Resources
Signature Of Authorized Company	Title of Representative